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                                                        EXHIBIT 99.27(h)(10)(ii)

                                   SCHEDULE A
                            (as amended May 1, 2003)


FUNDS AVAILABLE UNDER THE CONTRACTS

o     AIM VARIABLE INSURANCE FUNDS
      Series II shares
             AIM V.I. Aggressive Growth Fund
             AIM V.I. Balanced Fund
             AIM V.I. Dent Demographic Trends Fund
             AIM V.I. Premier Equity Fund


SEPARATE ACCOUNTS UTILIZING THE FUNDS

Variable Annuity Account
Minnesota Life Variable Life Account


CONTRACTS FUNDED BY THE SEPARATE ACCOUNTS


Multi-Option Classic Variable Annuity
Multi-Option Achiever Variable Annuity
Multi-Option Advisor Variable Annuity
Variable Adjustable Life
Variable Adjustable Life - Second Death
Variable Adjustable Life - Horizon